Exhibit 3.1

HERON THERAPEUTICS, INC.

AMENDED AND RESTATED BYLAWS

As Adopted and Effective

as of February 7, 2019

(continued)

STOCKHOLDERS MEETINGS

1.    Time and Place of Meetings. All meetings of stockholders will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors (the “Board”) of Heron Therapeutics, Inc., a Delaware corporation (the “Company”), from time to time or, in the absence of a designation by the Board, by the Chairman, the Chief Executive Officer or the Secretary, and stated in the notice of the meeting. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time. The Board may cancel or reschedule to an earlier or later date any previously scheduled annual or special meeting of stockholders, except for such special meetings of stockholders called by a stockholder in accordance with Bylaw 3.

2.    Annual Meetings. At each annual meeting of stockholders, the stockholders will elect the directors to succeed those directors whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting in accordance with Bylaws 8, 9, 10 and 11.

3.    Special Meetings. Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board or the Chief Executive Officer or the holders of stock entitled to cast not less than one-tenth of the votes at the meeting, and shall be held at such place, on such date, and at such time as they or he or she shall fix.

4.    Notice of Meetings. Written notice of every meeting of stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining the stockholders entitled to notice of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given, in a form permitted by Bylaw 27 and by the General Corporation Law of the State of Delaware, as amended (the “DGCL”), not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law. When a meeting is adjourned to another place, date, or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, must be given in conformity herewith and in accordance with applicable law.

5.    Inspectors. The Board will, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting will appoint one or more inspectors to act at the meeting.

6.     Quorum. Except as otherwise provided by law or in a preferred stock designation, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business thereat.

7.     Voting; Proxies.

(a)  General. Except as otherwise provided by law, by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), or in a preferred stock designation, each stockholder will be entitled at every meeting of stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for purposes of determining the stockholders entitled to vote at the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner not prohibited by Section 212 of the DGCL (or any successor provision).

(b)    Vote Required for Stockholder Action.

(i)     When a quorum is present at any meeting of stockholders for the election of directors, each director shall be elected by a majority of the votes cast; provided that, if the election is contested, the directors shall be elected by a plurality of the votes cast. An election shall be contested if, as determined by the Board, the number of nominees for director exceeds the number of directors to be elected. For purposes of this Bylaw 7(b)(i), a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with abstentions and broker non-votes not counted as a vote cast either “for” or “against” such director’s election). In order for any person to become a member of the Board, such person must agree to submit upon appointment or first election to the Board an irrevocable resignation, which shall provide that it shall become effective, in the event of a stockholder vote in an uncontested election in which that person does not receive a majority of the votes cast with respect to that person’s election as a director, at the earlier of (i) the selection of a replacement director by the Board, or (ii) 90 days after certification of such stockholder vote. Acceptance by the Board is not a condition to the effectiveness of the irrevocable resignation.

(ii)    In all other matters, when a quorum is present at any meeting of stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) will be the act of the stockholders with respect to all such matters, except as otherwise provided in these Bylaws, the Certificate of Incorporation or a preferred stock designation, or as otherwise required by law.

8.      Order of Business. The Chairman, or an officer of the Company designated from time to time by the Board, will call meetings of stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of any meeting of stockholders will also determine the order of business and have the authority to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by: imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxy holders) that may attend the meeting; ascertaining whether any stockholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer that any such person has disrupted or is likely to disrupt the proceedings thereat; determining the circumstances in which any person may make a statement or ask questions at the meeting; ruling on all procedural questions that may arise during or in connection with the meeting; determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting; and determining the time or times at which the polls for voting at the meeting will be opened and closed.

9.      Notice of Stockholder Proposals.

(a)    Business to Be Conducted at Annual Meeting. Following the annual meeting of stockholders to be held in 2016, at an annual meeting of stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a director, which is governed by Bylaw 10, and, to the extent applicable, Bylaw 11), must be (i) brought before the meeting by or at the direction of the Board, (ii) otherwise properly brought before the meeting by a stockholder who (A) has complied with all applicable requirements of this Bylaw 9 and Bylaw 11 in relation to such business, (B) was a stockholder of record of the Company at the time of giving the notice required by Bylaw 11(a) and is a stockholder of record of the Company at the time of the annual meeting, and (C) is entitled to vote at the annual meeting or (iii) included in the Company’s proxy materials for such meeting. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board).

(b)    Required Form for Stockholder Proposals. To be in proper form, a stockholder’s notice to the Secretary must set forth in writing:

(i)      Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined in Bylaw 11(d)(ii)):

(A)    the name and address of such Proposing Person, as they appear on the Company’s stock transfer book;

(B)    the class, series and number of shares of the Company directly or indirectly beneficially owned or held of record by such Proposing Person (including any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C)    a representation (1) that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such business before the annual meeting and (2) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote and required to approve the proposal (or, in the case of electing nominees for director, to the holders of a sufficient number of shares reasonably believed by the Proposing Person to be sufficient to elect such nominees) and, if so, identifying such Proposing Person;

(D)    a description of any (1) option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-1 under the Exchange Act), whether or not presently exercisable, with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Company or with a value derived in whole or in part from the value of any class or series of securities of the Company, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Company or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and (2) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Company’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D) being a “Derivative Interest”);

(E)    any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Company or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(F)    any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Company that are separated or separable from the underlying shares of the Company;

(G)    any performance-related fees (other than an asset-based fee) to which the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and

(H)    any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii)     Information Regarding the Proposal: As to each item of business that the stockholder giving the notice proposes to bring before the annual meeting:

(A)    a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its stockholders;

(B)    a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity in connection with the proposal; and

(C)    the text of the proposal or business (including the text of any resolutions proposed for consideration).

(c)    No Right to Have Proposal Included. A stockholder is not entitled to have its proposal included in the Company’s proxy statement and form of proxy solely as a result of such stockholder’s compliance with the foregoing provisions of this Bylaw 9.

(d)    Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting, in person or by proxy, to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

10.    Notice of Director Nominations.

(a)    Nomination of Directors. Subject to the rights, if any, of any series of preferred stock to nominate or elect directors under circumstances specified in a preferred stock designation, only persons who are nominated in accordance with the procedures set forth in this Bylaw 10 will be eligible to serve as directors. Nominations of persons for election as directors of the Company may be made only at an annual meeting of stockholders, or at a special meeting called for the purpose of electing directors, and only

(i)      by or at the direction of the Board or (ii) by a stockholder who (A) has complied with all applicable requirements of this Bylaw 10 and Bylaw 11 in relation to such nomination, (B) was a stockholder of record of the Company at the time of giving the notice required by Bylaw 11(a) and is a stockholder of record of the Company at the time of the annual or special meeting, and (C) is entitled to vote at the annual or special meeting.

(b)    Required Form for Director Nominations. To be in proper form, a stockholder’s notice to the Secretary must set forth in writing:

(i)     Information Regarding the Proposing Person. As to each Nominating Person (as such term is defined in Bylaw 11(d)(iii)), the information set forth in Bylaw 9(b)(i) (except that for purposes of this Bylaw 10, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Bylaw 9(b)(i) and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Bylaw 10).

(ii)    Information Regarding the Nominee: As to each person whom the stockholder giving notice proposes to nominate for election as a director:

(A)    all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Bylaw 9(b)(i) if such proposed nominee were a Nominating Person;

(B)    all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected);

(C)    all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(D)    a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made;

(E)    a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Company, with the proposed nominee’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company, and (3) if elected as a director of the Company, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the qualifications and eligibility of such proposed nominee to serve as a director.

(c)    No Right to Have Nominees Included. A stockholder is not entitled to have its nominees included in the Company’s proxy statement as a result of such stockholder’s compliance with the foregoing provisions of this Bylaw 10.

(d)    Requirement to Attend Annual or Special Meeting. If a stockholder does not appear at the annual or special meeting, in person or by proxy, to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

11.    Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations.

(a)    Timely Notice. To be timely, a stockholder’s notice required by Bylaw 9(a) or Bylaw 10(a) must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is scheduled for a date more than 30 calendar days prior to, or more than 30 calendar days after, the anniversary of the preceding year’s annual meeting, or in the event of a special meeting (or if no annual meeting was held in the preceding year), notice by the stockholder to be timely must be so delivered not later than the close of business on the later of: (i) the 90th calendar day prior to such annual or special meeting; and (ii) the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event will a recess or adjournment of an annual or special meeting (or any announcement of any such recess or adjournment) commence a new time period for the giving of a stockholder’s notice as described above.

(b)    Updating Information in Notice. A stockholder providing notice of business proposed to be brought before an annual meeting pursuant to Bylaw 9 or notice of any nomination to be made at an annual or special meeting pursuant to Bylaw 10 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Bylaw 9 or Bylaw 10, as applicable, is true and correct at all times up to and including the date of the meeting (including any date to which the meeting is recessed, adjourned or postponed). Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company, as promptly as practicable.

(c)    Determinations of Form, Etc. The presiding officer of any annual or special meeting will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Bylaw 9 and this Bylaw 11 or that a nomination was not made in accordance with the procedures prescribed by Bylaw 10 and this Bylaw 11, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded.

(d)    Certain Definitions.

(i)      For purposes of Bylaw 9 and Bylaw 10 and this Bylaw 11, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to Exchange Act or furnished by the Company to stockholders.

(ii)    For purposes of Bylaw 9 and this Bylaw 11, “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before an annual or special meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

(iii)  For purposes of Section Bylaw 10 and this Bylaw 11, “Nominating Person” means (A) the stockholder providing the notice of the nomination proposed made to be at an annual or special meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting or special meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

12.     Record Dates.

(a)    Voting Record Dates. In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders, the Board may fix a record date, which will not precede the date upon which the Board resolution fixing the same is adopted and will not be more than 60 nor less than 10 calendar days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to such notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Bylaw 12(a) at the adjourned meeting.

(b)    Payment Record Dates. In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action (other than stockholder action by written consent), the Board may fix a record date, which record date shall not precede the date upon which the Board resolution fixing the record date is adopted, and which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

(c)    Identity of Registered Holder. The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.

13.    Recesses and Adjournments. A meeting of stockholders may be recessed or adjourned from time to time by the presiding officer of the meeting. Upon any recessed or adjourned meeting being reconvened, any business may be transacted which properly could have been transacted in the absence of such recess or adjournment.

DIRECTORS

14.    Function. The business and affairs of the Company will be managed under the direction of the Board.

15.    Number, Election and Terms. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, the authorized number of directors may be fixed from time to time only by a resolution adopted by the Board. Directors will be elected at each annual meeting of stockholders to serve as such until the next annual meeting of stockholders and until their successors are elected and qualified; provided that any directors that are to be elected by the holders of any series of preferred stock will be so elected in the manner provided in the applicable preferred stock designation.

16.    Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office until such director’s successor is elected and qualified. No decrease in the authorized number of directors will shorten the term of any incumbent director.

17.     Removal. Except as otherwise required in any preferred stock designation, any director may be removed from office, with or without cause, by the holders of a majority of the voting power of the capital stock of the Company outstanding and entitled to vote thereon.

18.    Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Chairman or the Secretary. Any resignation is effective when the resignation is delivered to the Company unless the resignation specifies a later effective date or an effective date that is determined upon the happening of an event or events (including, but not limited to, a failure to receive more than 50% of the votes cast in an election).

19.    Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

20.    Special Meetings. Special meetings of the Board may be called by the Chairman on one day’s notice to each director by whom such notice is not waived, given in a manner permitted by Bylaw 27 or by the DGCL, and will be called by the Chairman, in like manner and on like notice, upon the request of the Board. The time and place of any such special meeting shall be as specified in the notice of such meeting.

21.    Quorum. At all meetings of the Board, a majority of the Board will constitute a quorum for the transaction of business. Except for action to be taken by committees of the Board as provided in Bylaw 23, and except for actions required by these Bylaws, the Certificate of Incorporation or applicable law, the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

22.    Participation in Meetings by Remote Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

23.     Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, or in these Bylaws, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; but no such committee will have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) making, adopting, amending or repealing any provision of these Bylaws.

24.     Compensation. The Board may establish the compensation of directors, including without limitation compensation for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services provided to the Company or at the request of the Board.

25.     Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Company.

26.    Chairman of the Board. The Board shall elect a Chairman from among the members of the Board. The Chairman shall not be considered to be an officer of the Company in his or her capacity as such. The Chairman may be removed from that capacity by the Board. The Chairman shall preside at meetings of the Board and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or as may be prescribed by these Bylaws. In the absence of the Chairman, such other director of the Company designated by the Chairman or by the Board shall act as chairman of any Board meeting. The Chairman or the Board may appoint a Vice Chairman of the Board to exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Chairman or by the Board.

NOTICES

27.    Generally.

(a)    Form of Notices. Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or, to the extent permitted by the DGCL (including, in the case of stockholders, Section 232 of the DGCL), by electronic transmission, addressed to such director or stockholder. Any notice sent to stockholders by mail shall be sent to the address of such stockholder as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL. For purposes of this Bylaw 27, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b)    Notices to Directors. Notices to directors may be given by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws.

28.    Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at , nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

OFFICERS

29.    Generally. The officers of the Company will be elected annually by the Board and will consist of a Chief Executive Officer, a Secretary and a Treasurer, all of whom shall be elected at the annual meeting of the Board. The Board may also choose any or all of the following: a President, one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, the Board may authorize the Chief Executive Officer to appoint any person to any office other than the Secretary or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.

30.    Compensation. The compensation of all directors who are also officers and agents of the Company and the executive officers of the Company will be fixed by the Board or by a committee of the Board. The Board may fix or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

31.    Succession. The officers of the Company will hold office until their successors are elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the affirmative vote of the Board. Any vacancy occurring in any office of the Company may be filled by the Board or by the Chairman as provided in Bylaw 29.

32.    Authority and Duties. Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

STOCK

33.    Certificates. The Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Company shall be uncertificated shares. Certificates, if any, representing shares of stock of the Company will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate shall be numbered and shall be signed by, or in the name of the Company by, the Chairman or Vice Chairman of the Board or the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on a certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

34.    Transfer. Transfers of shares shall be made upon the books of the Company (i) only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (ii) in the case of certificated shares, upon the surrender to the Company of the certificate or certificates for such shares. No transfer shall be made that is inconsistent with the provisions of applicable law.

35.    Classes of Stock. The powers, designations, preferences and relative, participating, optional, or other special rights of each class or series of stock represented by certificates, if any, and the qualifications, limitations or restrictions of such preferences and/or rights will be set forth in full or summarized on the face or back of the certificates representing such class or series of stock or, in lieu thereof, on the face or back of such certificates will be a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

36.    Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

GENERAL

37.    Fiscal Year. The fiscal year of the Company will end on December 31st of each calendar year or such other date as may be fixed from time to time by the Board.

38.    Reliance Upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

39.    Amendments. Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or pursuant to action taken by consent in lieu of a stockholder meeting or (b)  by the Board.

40.    Forum for Adjudication of Disputes. Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Bylaw 40. Failure to comply with the foregoing provisions would cause the Company irreparable harm and the Company will be entitled to equitable relief, including, without limitation, injunction and specific performance, to enforce the foregoing provisions.